EXHIBIT 99.3

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
March 31, 2009

($ presented in millions)	Trailing twelve months ended March 31, 2009

Interest Coverage Ratio

Adjusted EBITDA(1)	$294.2
Add: Equity method cash distributions received	1.0
Less: Minority interest distributions paid	(4.8)
Add: Franchise tax expense	0.1
Add: Gross interest income recognized	2.6
Add: Capitalized interest recorded	1.9

Consolidated EBITDA, as defined in senior secured credit agreement	$295.0	A

Net interest	$113.2
Add: Capitalized interest recorded	1.9
Less: Non-cash accretion of senior discount notes	(21.2)
Less: Non-cash amortization of financing costs	(5.3)
Less: Interest related to specified construction projects	(1.6)

Consolidated cash interest expense, as defined in senior secured credit agreement	$87.0	B

Interest coverage ratio (A/B)	3.39x

Minimum interest coverage ratio required as of March 31, 2009	2.00x

	As of March 31, 2009
Leverage Ratio

Borrowings outstanding under senior term credit facility	$768.3
9.0% senior subordinated notes outstanding	575.0
Less: Cash and cash equivalents	(292.2)
Less: Restricted cash	(2.0)
Less: Debt incurred to fund specified construction projects	(15.7)

Consolidated debt, as defined in senior secured credit agreement	$1,033.4	C

Consolidated EBITDA, as defined in senior secured credit agreement	$295.0	A

Leverage ratio (C/A)	3.50x

Maximum leverage ratio allowed as of March 31, 2009	4.50x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
March 31, 2009
(continued)

($ presented in millions)	Trailing twelve months ended March 31, 2009

Senior Leverage Ratio

Consolidated debt, as defined in senior secured credit agreement	$1,033.4
Less: 9.0% senior subordinated notes outstanding	(575.0)

Consolidated senior debt, as defined in senior secured credit agreement	$458.4	D

Consolidated EBITDA, as defined in senior secured credit agreement	$295.0	A

Senior leverage ratio (D/A)	1.55x

Maximum senior leverage ratio allowed as of March 31, 2009	3.50x

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(1)Adjusted EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, minority interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized holding loss on investments and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income during the trailing twelve months ended March 31, 2009 (in millions).

		Add:	Less:

	Nine months ended March 31, 2009	Year ended June 30, 2008	Nine months ended March 31, 2008	Trailing twelve months ended March 31, 2009

Net income (loss)	$26.8	$(0.7)	$0.1	$26.0
Interest, net	84.5	122.1	93.4	113.2
Income tax expense	13.5	1.7	–	15.2
Depreciation and amortization	96.0	131.0	96.8	130.2
Minority interests	2.3	3.0	2.3	3.0
Loss (gain) on disposal of assets	(2.1)	0.9	0.8	(2.0)
Equity method income	(0.4)	(0.7)	(0.5)	(0.6)
Stock compensation	3.4	2.5	1.9	4.0
Monitoring fees and expenses	3.9	6.3	5.0	5.2
Realized holding loss on investments	0.6	–	–	0.6
Discontinued operations, net of taxes	(0.6)	0.3	0.3	(0.6)

Adjusted EBITDA	$227.9	$266.4	$200.1	$294.2